[LETTERHEAD OF DECHERT LLP]

December 20, 2006
Morgan Stanley U.S. Government Securities Trust
1221 Avenue of the Americas
New York, NY 10020

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to Morgan Stanley U.S. Government Securities Trust, a Massachusetts business trust (‘‘U.S. Government Securities’’), in connection with U.S. Government Securities’ Registration Statement on Form N-14 (the ‘‘Registration Statement’’) to be filed with the Securities and Exchange Commission (the ‘‘Commission’’) under the Securities Act of 1933, as amended (the ‘‘Securities Act’’), relating to the transfer of substantially all the assets of Morgan Stanley Government Income Trust, a Massachusetts business trust (‘‘Government Income’’), to U.S. Government Securities in exchange for the issuance of shares of beneficial interest of U.S. Government Securities, par value $0.01 per share (the ‘‘Shares’’), and the assumption of Government Income’s liabilities by U.S. Government Securities pursuant to the terms of an Agreement and Plan of Reorganization dated as of December 1, 2006 by and between U.S. Government Securities and Government Income (the ‘‘Agreement’’). The number of Shares to be issued are to be determined as provided in Section 2.3 of the Agreement. This opinion is being furnished to you at your request in connection with the filing of the Registration Statement. You have not asked for, and we do not offer, an opinion on any other matter or transaction, including any related to U.S. Government Securities or its organization or operations, Government Income or its organization or operations, the Agreement and the transactions contemplated thereby or any other matter related thereto, except as specifically set forth below.

In connection with the opinions set forth herein, you have provided to us originals, copies or facsimile transmissions of, and we have reviewed and relied upon, among other things: a copy of the Registration Statement; a copy of the Agreement; the Amended and

Restated By-Laws of U.S. Government Securities dated April 24, 2003 (the ‘‘By-Laws’’); a copy of the most recent Statement of Additional Information of U.S. Government Securities dated April 28, 2006; and a Certificate of an Officer of U.S. Government Securities dated December 19, 2006 with respect to certain resolutions of the Board of Trustees and certain other factual matters. In addition, we have reviewed and relied upon originals or copies, certified or otherwise identified to our satisfaction, of: the Declaration of Trust of U.S. Government Securities, as amended, certified by the Secretary of the Commonwealth of Massachusetts; and a Certificate issued by the Secretary of the Commonwealth of Massachusetts dated December 13, 2006 with respect to U.S. Government Securities. We have assumed that the By-Laws have been duly adopted by the Trustees.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures, (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us, (iii) that any resolutions provided have been duly adopted by the Trustees, (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of U.S. Government Securities or Government Income on which we have relied for the purposes of this opinion are true and correct, and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. We have also examined such documents and questions of law as we have concluded are necessary or appropriate for purposes of the opinions expressed below. Where documents are referred to in resolutions approved by the Trustees, or in the Registration Statement, we assume such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement or otherwise. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents. When any opinion set forth below relates to the existence or standing of U.S. Government Securities, such opinion is based entirely upon and is limited by the items referred to above, and we understand that the foregoing assumptions, limitations and qualifications are acceptable to you.

Based upon the foregoing, and with respect to Massachusetts law only (except that no opinion is herein expressed with respect to compliance with the securities, or ‘‘blue-sky,’’ laws of Massachusetts), to the extent that Massachusetts law may be applicable, and without reference to the laws of any of the other several states or of the United States of America, including state and federal securities laws, we are of the opinion that:

1.    U.S. Government Securities has been duly formed and is validly existing as a business trust under the laws of the Commonwealth of Massachusetts; and

2.    the Shares registered under the Securities Act in the Registration Statement when issued in accordance with the terms described in the Registration Statement and the Agreement will be legally issued, fully paid and non-assessable by U.S. Government Securities (except for the potential liability of shareholders described in U.S. Government Securities’ Statement of Additional Information under the caption ‘‘Capital Stock and Other Securities’’).

The opinion in paragraph 1 above as to the valid existence of U.S. Government Securities relies entirely upon and is limited by the statement of the Secretary of the Commonwealth of Massachusetts described above.

This opinion is solely for the benefit of U.S. Government Securities and its directors and officers. We understand that Clifford Chance US LLP may rely on this opinion solely to prepare and deliver an opinion relating to the Registration Statement, and we hereby consent to such reliance. The opinions expressed herein are limited to the laws of the Commonwealth of Massachusetts as described above. We express no opinion herein with respect to the effect or applicability of the law of any other jurisdiction. We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

Very truly yours,

/s/ Dechert LLP